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                            [CD RADIO LETTERHEAD]




FOR IMMEDIATE RELEASE


                        CD RADIO TO CLOSE $135 MILLION


Washington, D.C.- April 10, 1997 - CD Radio Inc. (Nasdaq: CDRD) announced today that on April 9, 1997, it completed a private placement of its 5% Delayed Convertible Preferred Stock ("5% Preferred Stock"). The Company had received commitments to purchase approximately $200 million of its 5% Preferred Stock, subject principally to the Company being the winning bidder in an FCC auction for a national satellite radio broadcast license. On April 2, 1997, the Company was the winning bidder in such an auction with a bid price of $83,346,000.

On April 9, 1997, the Company closed on the sale of approximately $86 million of 5% Preferred Stock and has elected to exercise its right to close on additional commitments of approximately $49 million on April 21, 1997, for a total of $135 million. The remaining commitments for approximately $65 million will be allowed to expire.

Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 for further information concerning the terms of the 5% Preferred Stock. These securities have not been registered under the Securities Act of 1933 or any state securities law, and may not be offered or sold without registration or pursuant to a valid exemption from registration.

CD Radio is the winning bidder for one of two FCC national satellite radio broadcast licenses. The Company is engaged in the development of a satellite-to-car 50 channel radio service for delivery to motorists throughout the United States.



For Further Information:
Contact:  David Margolese
          (202) 296-6192